Exhibit 23

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-79838) pertaining to the Effective Management Systems, Inc. 1994 Employee Stock Purchase Plan, the Registration Statement on
   Form S-8 (No. 33-78658) pertaining to the Effective Management Systems, Inc. 1993 Stock Option Plan and the Registration Statement on Form S-3 (No. 33-95816) pertaining to the registration of 550,000 shares of its common stock of our report dated January 16, 1998, with respect to the consolidated financial statements of Effective Management Systems, Inc. included in the Annual Report on Form 10-K for the year ended November
   30, 1997.

                                                 /s/ Ernst & Young LLP
                                                 Ernst & Young LLP


   Milwaukee, Wisconsin
   February 25, 1998